Exhibit 99.1

P.F. CHANG’S ANNOUNCES LEASE ACCOUNTING CHANGES

SCOTTSDALE, Arizona, March 17, 2005 – P.F. Chang’s China Bistro, Inc. (NASDAQ:PFCB) today announced that, after discussions with the Company’s independent registered public accounting firm, Ernst & Young LLP, the Company will need to adjust its accounting for leases in order to conform with U.S. generally accepted accounting principles. Accordingly, management and the Audit Committee determined that the Company’s previously issued consolidated financial statements, including those in the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2003, and those in the Company’s Quarterly Reports on Form 10-Q for the first three fiscal quarters of 2004, should no longer be relied upon. In addition, management and the Audit Committee have determined that the Company’s unaudited financial results included in its press release issued on February 16, 2005 should no longer be relied upon.

The Company leases all of its locations under operating lease agreements that typically have a lease commencement date which coincides with the restaurant opening date. It is common for the Company to take possession of a property in advance of the commencement of rent payments under the lease for purposes of constructing the leasehold improvements and installing fixtures and equipment to get the rental space ready for use. Historically, the Company has matched the recognition of rent expense with rent commencement date according to the lease. As a result of the recently issued guidance by the Securities and Exchange Commission (the “SEC”) pertaining to lease accounting, the Company will now begin recording rent expense prior to the rent commencement date, or upon physical employment of the property. The effect of this change will be to accelerate the recording of rent expense and to lengthen the total rental obligation period beyond the actual lease term to include the rent holiday period, resulting in an increase in preopening expense and a corresponding reduction in net income for previously reported periods.

The Company periodically receives landlord contributions of monies to offset the costs of constructing its restaurants. Historically, the Company has netted these reimbursements against the capital expenditures incurred by the Company and depreciated the net costs over the lease term. As a result of the recently issued guidance by the SEC, the Company will now begin recording those landlord reimbursements as leasehold improvement assets on its balance sheet and depreciate those improvements over the shorter of their economic lives, which begins once the assets are ready for their intended use, or the lease term.

The Company will record the monies received as a deferred rent liability and amortize those amounts as a reduction of rent expense over the term of the lease, including the rent holiday period. The effect of this change will be an increase to depreciation and amortization expense and a decrease to rent expense, resulting in a minimal net increase to net income for previously reported periods.

The Company leases all of its locations under operating lease agreements with initial terms of between 10 and 20 years. Most of these agreements require the Company to pay a minimum base rent plus a contingent rent based on a percentage of restaurant sales to the extent this amount exceeds the minimum base rent. The lease agreements also generally include scheduled increases in the minimum base rent. The Company has previously recorded as rent expense the greater of the minimum rent, as adjusted for scheduled increases over the lease term, or the contingent rent based on a percentage of sales. As the Company’s restaurants have consistently generated significant sales, contingent rent has typically been in excess of minimum rent under the applicable leases. Consequently, the Company’s accounting for rent expense under these leases reflected the contingent rent amount. In consultation with its independent registered public accounting firm, Ernst & Young LLP, the Company has determined that it should have recorded the straight-lined minimum rent over the lease term plus contingent rent to the extent it exceeded minimum rent per the lease agreement. Total rent expense over the term of the lease will not change as a result of this correction in accounting treatment. However, this adjustment will increase rent expense in the first half of the lease term given that the Company will be recording total rent in excess of its maximum obligation for that period and likewise will decrease rent expense in the second half of the lease term given that the Company will record rent expense below its maximum obligation for that period. The effect of this change will result in a decrease in previously reported net income.

The Company is working diligently to complete its review of its accounting for leases and to quantify the impact of the necessary adjustments on each of the reporting periods. Due to the time and effort involved in fully determining the effect of these adjustments on the Company’s previously issued financial statements, the Company will be required to file a Form 12b-25 with the SEC and to delay for up to 15 days, the filing of its Annual Report on Form 10-K for the fiscal year ended January 2, 2005.

P.F. Chang’s China Bistro, Inc. owns and operates two restaurant concepts in the Asian niche. P.F. Chang’s China Bistro features a blend of high-quality, traditional Chinese cuisine and American hospitality in a sophisticated, contemporary bistro setting. Pei Wei Asian Diner offers a modest menu of freshly prepared Asian cuisine in a relaxed, warm environment offering attentive counter service and take-out flexibility.

The statements contained in this press release that are not purely historical, including those concerning Company’s proposed accounting changes, are forward looking statements. The accuracy of these forward-looking statements may be affected by certain risks and uncertainties, including, but not limited to, changes to existing accounting rules or differing interpretations to our current accounting practices and other risks described in the Company’s recent SEC filings.

Contact:	P.F. Chang’s China Bistro, Inc.	(602) 957-8986
	Media:	Laura Cherry	laurac@pfchangs.com
	Investor:	Bert Vivian	bertv@pfchangs.com